Filed Pursuant to Rule 424(b)(5)
Registration No. 333-124385

PROSPECTUS SUPPLEMENT
(to Prospectus Dated May 16, 2005)

10,700,000 Class A Ordinary Shares
Class A Ordinary Shares Represented by American Depositary Shares

TRINITY BIOTECH PLC

We are offering up to 2,675,000 American Depositary Shares, or “ADSs,” each ADS representing four of our Class A Ordinary Shares. The ADSs will be sold at a negotiated price of $8.60 per ADS.

Our ADSs are listed on the Nasdaq National Market and traded under the symbol “TRIB.”

On April 4, 2006, the last reported sale price of our ADSs on the Nasdaq National Market was $9.139 per ADS.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and “Summary of Risks” beginning on page 10 of the accompanying prospectus.

We have retained Roth Capital Partners, LLC and J&E Davy to act as our exclusive placement agents in connection with this offering. We have agreed to pay the placement agents the placement agent fees set forth in the table below. The placement agents are not required to arrange for the sale of any specific number or dollar amount of ADSs but will use reasonable efforts to arrange for the sale of all of the ADSs offered hereby.

	Price to Investors	Placement Agency Fees	Proceeds to Trinity Biotech Before Expenses and After Placement Agency Fees

Per ADS	$8.600	$0.344	$8.256
Total	$23,005,000	$920,200	$22,084,800

We expect the total offering expenses, excluding placement agency fees, to be approximately $250,000 for all sales pursuant to this prospectus supplement and accompanying prospectus. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agency fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the ADSs will be made on or about April 11, 2006. Investor funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the ADSs are to be delivered to the investors. All funds received will be held in a non-interest bearing account.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners	J&E Davy

Prospectus Supplement dated April 5, 2006.

TABLE OF CONTENTS

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE
ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the ADSs we are offering and also adds to, and updates information contained in, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

     We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

     Whenever we refer to “Trinity Biotech” or to “us,” or use the terms “we” or “our” in this prospectus, we are referring to Trinity Biotech plc an Irish public limited company, and its consolidated subsidiaries. However, for purposes of the sections entitled “Description of Class A Ordinary Shares” and “Description of Equity Warrants” in the accompanying prospectus whenever we refer to “Trinity Biotech” or to “us,” or use the terms “we” or “our,” we are referring only to Trinity Biotech plc.

     You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized, and the placement agent has not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as to the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our ADSs. It is important for you to read and consider all information contained in this prospectus

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supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

     We are offering to sell, and seeking offers to buy, our ADSs only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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THE OFFERING

ADSs offered (each ADS representing four Class A Ordinary Shares)	2,675,000

Class A Ordinary Shares to be outstanding after this offering	70,781,857

Use of Proceeds	For general corporate purposes, including research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement for a discussion of factors to consider before deciding to purchase ADSs.

Nasdaq National Market Symbol	TRIB

     The number of Class A Ordinary Shares to be outstanding after this offering is based on 60,081,857 shares outstanding as of April 4, 2006.

     The number of Class A Ordinary Shares to be outstanding after this offering excludes, as of April 4, 2006:

•	1,491,972 Class A Ordinary Shares issuable upon the exercise of our outstanding 3% Convertible Notes due January 2007 at a weighted average conversion price of $14.64 per ADS.

•	An aggregate of 1,317,324 additional Class A Ordinary Shares reserved for issuance under our Common Stock Purchase Warrant dated January 6, 2004 and our Class A Ordinary Share Warrant dated November 27, 2002 at a weighted average conversion price of $20.35 per ADS.

•	An aggregate of 177,599 additional Class A Ordinary Shares reserved for future issuance under our 2003 Stock Option Plan.

•	223,460 ADSs offered for sale to Ronan O’Caoimh at a purchase price of $8.95 per ADS (the closing bid price of our ADSs on the Nasdaq National Market on April 5, 2006).

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RISK FACTORS

     Investing in our securities involves risks. The most significant factors that make an investment in our securities risky or speculative are discussed under the caption “Item 3. Selected Consolidated Financial Data – Risk Factors” and elsewhere in our most recent Annual Report on Form 20-F and in any later reports and other documents that are incorporated by reference in this prospectus supplement. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occur, our business may suffer, the trading price of our ADSs and other securities could decline, and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting Trinity Biotech to avail itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 for all such forward looking statements. Examples of forward-looking statements include: (1) projections of capital expenditures, revenues, growth, prospects, financial resources and other financial matters; (2) statements of our plans or objectives; and (3) statements using the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “intent,” “plan,” “project,” “understand,” and other verbs suggesting uncertainty.

     Our ability to predict results of Trinity Biotech’s operations or the effects of certain events on Trinity Biotech’s operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such risks and many other factors beyond the control of Trinity Biotech’s management could cause the actual results, performance or achievements of Trinity Biotech to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 2,675,000 ADSs that we are offering at a price of $8.60 per ADS will be approximately $21.8 million after deducting the estimated placement agency fees and offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business.

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DILUTION

     Our net tangible book value as of December 31, 2005 was approximately $48.4 million, or $0.81 per Class A Ordinary Share. Net tangible book value per Class A Ordinary Share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of Class A Ordinary Shares outstanding. After giving effect to the sale by us of the ADSs offered in this offering at a price of $8.60 per ADS and after deducting the estimated placement agency fees and offering expenses payable by us, our net tangible book value as of December 31, 2005 would have been approximately $70.3 million, or $0.99 per Class A Ordinary Share. This represents an immediate increase in the net tangible book value of $0.18 per Class A Ordinary Share to the existing stockholders and an immediate dilution of $7.61 per Class A Ordinary Share to new investors. The following table illustrates this per share dilution:

Price per Class A Ordinary Share to investors		$8.60
Net tangible book value per Class A Ordinary Share as of December 31, 2005	$0.81
Increase per Class A Ordinary Share attributable to new investors	$0.18

Net tangible book value per Class A Ordinary Share after this offering		$0.99

Dilution per Class A Ordinary Share to new investors		$7.61

     In the discussion and table above, we assume no exercise of outstanding convertible notes and warrants. As of December 31, 2005, there were 3,803,944 Class A Ordinary Shares reserved for issuance upon exercise of outstanding convertible notes and warrants with a weighted average exercise price of $14.64 per Class A Ordinary Share and $20.35 per Class A Ordinary Share, respectively. To the extent that any of these convertible notes or warrants are exercised, there will be further dilution to new investors.

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PLAN OF DISTRIBUTION

     We are directly selling to one or more purchasers 2,675,000 ADSs under this prospectus supplement at a price of $8.60 per ADS.

     We estimate the gross proceeds from the financing will be approximately $23.0 million, and we estimate the net proceeds from the financing to be approximately $21.8 million after deducting placement agency fees and the estimated costs payable by us associated with the offering. We have negotiated with the purchasers regarding the sale of the ADSs being offered hereunder, and have entered into subscription agreements with the purchasers in the form attached as Annex A which set forth the specific terms of the transaction. We anticipate that we will effect the sale of the aggregate of 2,675,000 ADSs in one or more closings.

     Pursuant to a placement agency agreement dated April 5, 2006, we have engaged Roth Capital Partners, LLC, or Roth Capital, and J&E Davy, or Davy, to act as our exclusive placement agents in connection with an offering of our ADSs under the registration statement on Form F-3, of which this prospectus supplement is a part. Under the terms of the placement agency agreement, Roth Capital and Davy agreed to be our exclusive placement agents, on a best efforts basis, in connection with the issuance and sale by us of our ADSs in a proposed takedown from our registration statement. The terms of any such offering will be subject to market conditions and negotiations between us, the placement agents and prospective purchasers. The placement agency agreement does not give rise to any commitment by Roth Capital or Davy to purchase any of the ADSs, and Roth Capital and Davy will have no authority to bind us by virtue of the placement agency agreement. Further, Roth Capital and Davy do not guarantee that they will be able to raise new capital in any prospective offering.

     With respect to the offering, we have agreed to pay compensation as follows:

•	an aggregate placement agency fee to the placement agents equal to 4.0% of the gross proceeds received from the sale of ADSs in the offering; and

•	the placement agents’ out-of- pocket expenses, including the fees and expenses of the placement agents’ legal counsel, incurred in connection with the offering in an amount not to exceed $125,000.

     We will not pay any other compensation in connection with the sale of our ADSs pursuant to the placement agency agreement.

     In order to facilitate the closing, all purchaser funds will be deposited into a non-interest bearing escrow account and held by the escrow agent until jointly released by us and the placement agents in a written instruction to the escrow agent on the date the ADSs are delivered to the purchasers. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement.

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     We have agreed to indemnify Roth Capital and Davy against certain liabilities arising in connection with the engagement, including liabilities under federal securities laws.

     This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be on file with the Securities and Exchange Commission as an exhibit to a Form 6-K to be filed by us.

     In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

     We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell our Class A Ordinary Shares, ADSs and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, for a period of 90 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase (with respect to us, to the extent such option or contract to purchase is exercisable within one year from the Closing Date), purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Class A Ordinary Shares, without the prior written consent of Roth Capital. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period, then in each case the 90 day period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless Roth Capital waives, in writing, such extension. At any time and without public notice, Roth Capital may in its sole discretion release all or some of the securities from these lock-up agreements.

     The transfer agent and depositary for our Class A Ordinary Shares and ADSs is The Bank of New York.

     Our ADSs are traded on the Nasdaq National Market under the symbol “TRIB”.

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Selling Restrictions

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

             (a)        to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

             (b)        to any legal entity which two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

             (c)        by the placement agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

             (d)        in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall result in a requirement for the publication by Trinity Biotech or the placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

     No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no ADSs have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors,

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consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N° 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement or any other materials related to the offer or information contained therein relating to our ADSs has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any ADSs acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

Switzerland

     The ADSs may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in our ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the placement agent’s prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The ADSs offered hereby have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our ADSs.

United Kingdom

     Our ADSs may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done in relation to our ADSs in, from or otherwise involving the United Kingdom. In addition, the placement agent has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our ADSs in circumstances

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in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Ireland

     Each placement agent has represented and agreed that (a) otherwise than in circumstances which are not deemed to be an offer to the public by virtue of the provisions of the Irish Companies Acts, 1963 to 2003, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs or ordinary shares, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland any form of application for ADSs or ordinary shares; and (b) it has not made and will not make any offer of ADSs or ordinary shares to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations; and (c) it has complied, and will comply, with all applicable provisions of the Investment Intermediaries Act 1995 of Ireland, as amended, with respect to anything done by it in relation to the offer, sale or delivery of the ADSs or ordinary shares in or involving Ireland.

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LEGAL MATTERS

     The validity of any offered securities will be passed upon for Trinity Biotech by O'Donnell Sweeney, Dublin, Ireland, our Irish counsel. Carter Ledyard & Milburn LLP, New York, New York, has acted as our U.S. securities counsel. Lowenstein Sandler PC, New York, New York is counsel for the placement agents in connection with this offering.

EXPERTS

     The consolidated financial statements and schedule of Trinity Biotech plc as of and for the year ended December 31, 2005 have been incorporated by reference herein in reliance on the report of KPMG, Independent Registered Public Accounting Firm, and upon authority of said firm as experts in accounting and auditing.

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ANNEX A

Form of Subscription Agreement

     This subscription (this “Subscription”) is dated April ___, 2006, by and between the investor identified on the signature page hereto (the “Investor”) and Trinity Biotech plc, an Irish public limited company (the “Company”), whereby the parties agree as follows:

     1.      Subscription.

          (a)      Investor agrees to buy and the Company agrees to sell and issue to Investor such number of American Depositary Shares (“ADSs”), each representing four (4) Class A Ordinary Shares, par value $0.0109 per share (the “Ordinary Shares”), of the Company, set forth on the signature page hereto, for an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”).

          (b)      The ADSs have been registered on a Registration Statement on Form F-3, Registration No. 333-124385, which registration statement (the “Registration Statement”) has been declared effective by the Securities and Exchange Commission, has remained effective since such date and is effective on the date hereof.

          (c)      NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE ADSs BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT DESIGNATED BY THE COMPANY AND THE PLACEMENT AGENTS ENGAGED BY THE COMPANY IN CONNECTION WITH THE SALE AND ISSUANCE OF THE ADSs (THE “PLACEMENT AGENTS”) PURSUANT TO THE TERMS OF THAT CERTAIN ESCROW AGREEMENT (THE “ESCROW AGREEMENT”) DATED AS OF THE DATE HEREOF, BY AND AMONG THE COMPANY, THE PLACEMENT AGENTS AND LOWENSTEIN SANDLER PC (THE “ESCROW AGENT”):

PNC Bank New Jersey ABA#: 031-207-607 Account Name: Lowenstein Sandler PC Attorney Trust Account Account #: 8025720174
International Wires: SWIFT Code: PNCCUS33

          Such funds shall be held in escrow until the Closing Date and delivered by the Escrow Agent on behalf of the Investor to the Company unless (i) the agreement between the Company and the Placement Agents (the “Placement Agreement”) is terminated pursuant to the terms thereof or (ii) determined that the conditions to closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all other investors of the ADSs that they have agreed to purchase from the Company. The Placement Agents shall have no rights in or to any of the escrowed funds, unless the Placement

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Agents and the Escrow Agent are notified in writing by the Company in connection with the closing that a portion of the escrowed funds shall be applied to the Placement Agents’ fees. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 1(c) or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this Subscription to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          Investor acknowledges that the Escrow Agent acts as counsel to the Placement Agents, and shall have the right to continue to represent the Placement Agents, in any action, proceeding, claim, litigation, dispute, arbitration or negotiation in connection with the offering of the ADSs, and Investor hereby consents thereto and waives any objection to the continued representation of the Placement Agents by the Escrow Agent in connection therewith based upon the services of the Escrow Agent under the Escrow Agreement, without waiving any duty or obligation the Escrow Agent may have to any other person.

          (d)      NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE ADSs ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE ADSs.

          (e)      On April ___, 2006 (the “Closing Date”), the Company shall deliver to Investor the ADSs via the Depository Trust Company’s (“DTC”) Deposit or Withdrawal at Custodian system via the DTC instructions set forth on the signature page hereto, such ADSs to be registered in such name or names as designated by the Investor on the signature page hereto.  The ADSs shall be unlegended and free of any resale restrictions.

     2.      Company Representations and Warranties.  The Company represents and warrants that: (a) it has full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder; (b) this Subscription has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; (c) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Company’s Articles of Association or Memorandum of Association, or (ii) any material agreement to which the Company is a party or by which any of its property or assets is bound; (d) the ADSs have been duly authorized for sale and issuance, and when issued and delivered by the Company against payment therefor pursuant to this Subscription, will be validly issued, fully paid and nonassessable; (e) the Registration Statement and any post-effective amendment thereto, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (f) the prospectus contained in the Registration Statement, as amended or supplemented, did not contain as of the effective date thereof, and as of the date hereof does not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not

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misleading; and (g) all preemptive rights or rights of first refusal held by stockholders of the Company and applicable to the transactions contemplated hereby have been duly satisfied or waived in accordance with the terms of the agreements between the Company and such stockholders conferring such rights.

     3.    Investor Representations, Warranties and Acknowledgments.  The Investor represents and warrants that: (a) it has full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder; (b) this Subscription has been duly authorized and executed by the Investor and constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms; (c) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Investor’s certificate of incorporation or by-laws (or other governing documents), or (ii) any material agreement or any law or regulation to which the Investor is a party or by which any of its property or assets is bound; and (d) prior to the execution hereof, Investor has received in portable document format the Company’s preliminary prospectus supplement, dated April 5, 2006, and the accompanying base prospectus, dated May 16, 2005, relating to the Company’s sale of the ADSs.

     4.      Miscellaneous.

          (a)      This Subscription constitutes the entire understanding and agreement between the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription.  This Subscription may be modified only in writing signed by the parties hereto.

          (b)      This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Execution may be made by delivery by facsimile.

          (c)      The provisions of this Subscription are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription and this Subscription shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

          (d)      All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

          To the Seller:  as set forth on the signature page hereto.

          To the Buyer:  as set forth on the signature page hereto.

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All notices hereunder shall be effective upon receipt by the party to which it is addressed.

          (e)      This Subscription shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.  To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of any of its rights under this Subscription.

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     If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription.

TRINITY BIOTECH PLC

By:

Name:
Title:
Number of ADSs:

Purchase Price Per ADS:		Address for Notice:
Trinity Biotech plc
Aggregate Purchase Price:		IDA Business Park
Bray, Co. Wicklow
INVESTOR:		Ireland
Facsimile: 011-353-1276-9883
Attention: Chief Financial Officer
By:

Name:
Title:

Address for Notice:

Facsimile:

Attention:

DWAC Instructions:
Name of DTC Participant:

DTC Participant Number:

Account Number:

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE ADSs ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE ADSs.

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE ADSS BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

PNC Bank New Jersey ABA#: 031-207-607 Account Name: Lowenstein Sandler PC Attorney Trust Account Account #: 8025720174 International Wires: SWIFT Code: PNCCUS33

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PROSPECTUS

TRINITY BIOTECH PLC

Class A Ordinary Shares
and Equity Warrants

__________________

Trinity Biotech plc may offer from time to time, in one or more series or issuances and at prices and on terms that will determine at the time of offering, up to $75,000,000 in gross proceeds to Trinity Biotech of

•	Class A Ordinary Shares; or

•	warrants to purchase Class A Ordinary Shares.

The American Depositary Receipts of Trinity Biotech trade in the United States on the Nasdaq SmallCap Market under the symbol “TRIB”.

We will provide specific terms of these securities in supplements to this prospectus at the time when we offer them. You should read this prospectus and the applicable supplement carefully before you invest in any of these securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2005.

__________________

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     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or a prospectus supplement. This prospectus and any accompanying prospectus supplement do not contain an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

Table of Contents

Prospectus

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     Whenever we refer to “Trinity Biotech” or to “us,” or use the terms “we” or “our” in this prospectus, we are referring to Trinity Biotech plc an Irish public limited company, and its consolidated subsidiaries. However, for purposes of the sections entitled “Description of Class A Ordinary Shares” and “Description of Equity Warrants,” whenever we refer to “Trinity Biotech” plc or to “us,” or use the terms “we” or “our,” we are referring only to Trinity Biotech plc.

About This Prospectus

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings resulting in gross proceeds to us of up to $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, you should assume that the statements made in the prospectus supplement modify or supersede those made in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

About Trinity Biotech

     Trinity Biotech plc, an Irish public limited company, was formed in January 1992 to acquire, develop, manufacture and market rapid and laboratory based diagnostic tests for the detection of various infectious diseases, blood coagulation disorders and other medical conditions. In addition, we manufacture, acquire and market diagnostic tests and antibodies through our UK, German and Swedish subsidiaries as well as our U.S. subsidiaries, Clark Laboratories Inc. (trading as Trinity Biotech (USA) Corp.), MarDx Diagnostics Inc., Biopool U.S., Inc. and Fitzgerald Industries International, Inc. Our address is IDA Business Park, Bray, Co. Wicklow, Ireland, telephone number 011 353 1 276 9800.

Where You Can Find More Information

     We file annual and special reports and other information with the SEC. You may obtain these filings over the internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy these filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Trinity Biotech’s filings from the public reference room by calling (202) 942-8090. Our internet address is http://www.trinitybiotech.com.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to

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those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering of Trinity Biotech’s securities. This prospectus is part of a registration statement we filed with the SEC (Registration No 333-124385).

•	Annual Report on Form 20-F for the year ended December 31, 2004, filed on April 1, 2005.

     You may request a copy of these filings as well as any agreements relating to Trinity Biotech’s securities offered hereby, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Trinity Biotech plc
IDA Business Park
Bray, Co. Wicklow, Ireland
Tel: 011 353 1 276 9800

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     Trinity Biotech is a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in Trinity Biotech's equity securities by its officers and directors are exempt from Section 16 of the Exchange Act. In addition, Trinity Biotech is not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

     Our ADRs are listed for quotation on The Nasdaq SmallCap Market, and reports and other information filed by us can be inspected at the offices of Nasdaq. Each ADR represents one Class A Ordinary Share of Trinity Biotech.

Enforceability of Civil Liabilities Against Foreign Persons

     We are a public limited company organized under the laws of the Republic of Ireland. Several of our directors and officers and certain experts named in the registration statement are residents of Ireland or other non-U.S. jurisdictions. Substantial portions of the assets of these persons and of Trinity Biotech are located in Ireland or other non-U.S. jurisdictions.

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     We have appointed Alan Bernstein of Carter Ledyard & Milburn LLP as our agent to receive service of process in any legal action against us. However, it may not be possible for investors to effect service of process upon Trinity Biotech or its non-U.S. directors, officers or experts named in the registration statement or to enforce any judgment obtained against these persons in U.S. courts. Also, it may not be possible to enforce U.S. securities laws or judgments obtained in U.S. courts against these persons in a non-U.S. jurisdiction.

Currency Translation

     Trinity Biotech publishes its financial statements in United States dollars. Unless otherwise specified, all references to "U.S. dollars", "dollars", "$" or "U.S. $" are to United States dollars and references to "Euro," or "€" are to the European Euro. No representation is made that the Euro or U.S. dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or Euros, as the case may be, at any particular rate or at all.

Description of Class A Ordinary Shares

     Trinity Biotech is authorized to issue 75,000,000 Class A Ordinary Shares, par value $0.0109 per share. At the close of business on February 28, 2005, it had 55,588,050 Class A Ordinary Shares outstanding. Our Class A Ordinary Shares are represented by American Depository Receipts or ADRs. An ADR is a receipt for the shares of a foreign corporation held in the vault of a U.S. bank and entitling the holder to all dividends and capital gains. Instead of buying shares of foreign-based companies in overseas markets, U.S. persons can buy shares in the United States in the form of an ADR. An American Depositary Share or ADS is the share issued under a depositary agreement representing the underlying ordinary share that trades in the issuer’s home market. Technically, ADS is the instrument that actually is traded, whereas the ADR is the certificate that represents a number of ADSs.

     The Bank of New York acts as the depositary for Trinity’s ADSs pursuant to an amended and restated deposit agreement which is an exhibit to the Form F-6 registration statement filed by Trinity on January 15, 2004, registration no. 333-111946. The depositary’s offices are located at 101 Barclay Street, New York, NY 10286.

     Trinity Biotech ADSs are listed on the NASDAQ Small Cap Market under the symbol “TRIB”. The number of record holders of Trinity Biotech’s ADS’s as at February 28, 2005 amounted to 1,681, inclusive of those brokerage firms and/or clearing houses holding Trinity Biotech’s securities for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

     Our Class A Ordinary Shares and our Class B Ordinary Shares rank pari passu in all respects save that the Class B Ordinary Shares have two votes per share and the right to receive dividends and participate in the distribution of the assets of Trinity Biotech upon liquidation or winding up at a rate of twice that of the Class A Ordinary Shares.

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     Where a shareholder or person who appears to be interested in shares fails to comply with a request for information from Trinity Biotech in relation to the capacity in which such shares or interest are held, who is interested in them or whether there are any voting arrangements, that shareholder or person may be disenfranchised and thereby restricted from transferring the shares and voting or receiving any sums in respect thereof (except in the case of a liquidation). In addition, if cheques in respect of the last three dividends paid to a shareholder remain uncashed, we are, subject to compliance with the procedure set out in our Articles of Association, entitled to sell the shares of that shareholder.

     At a general meeting, on a show of hands, every Class A Shareholder who is present in person or by proxy and entitled to vote shall have one vote (so, however, that no individual shall have more than one vote) and upon a poll, every Class A Shareholder present in person or by proxy shall have one vote for every share. In the case of joint holders, the vote of the senior (being the first person named in the register of members in respect of the joint holding) who tendered a vote, whether in person or by proxy, shall be accepted to the exclusion of votes of the other joint holders.

     One third of the directors other than an executive director or, if their number is not three or a multiple of three, then the number nearest to but not exceeding one third, shall retire from office at each annual general meeting. If, however, the number of directors subject to retirement by rotation is two, one of such directors shall retire. If the number is one, that director shall retire. The directors to retire at each annual general meeting shall be the ones who have been longest in office since their last appointment. Where directors are of equal seniority, the directors to retire shall, in the absence of agreement, be selected by lot. A retiring director shall be eligible for re-appointment and shall act as director throughout the meeting at which he retires. A separate motion must be put to a meeting in respect of each director to be appointed unless the meeting itself has first agreed that a single resolution is acceptable without any vote being given against it.

     We may, subject to the provisions of the Companies Acts, 1963 to 2003 of Ireland, issue any share on the terms that it is to be redeemed on such terms and in such manner as we may determine by special resolution. Before recommending a dividend, the directors may reserve out of our profits such sums as they think proper which shall be applicable for any purpose to which our profits may properly be applied and, pending such application, may be either employed in our business or be invested in such investments (other than shares of the Company or of its holding company (if any)) as the directors may from time to time think fit.

     Subject to any conditions of allotment, the directors may from time to time make calls on members in respect of monies unpaid on their shares. At least 14 days notice must be given of each call. A call shall be deemed to have been made at the time when the directors resolve to authorize such call.

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     The Articles do not contain any provisions discriminating against any existing or prospective holder of securities as a result of such shareholder owning a substantial number of shares.

     In order to change the rights attaching to any class of shares, including Class A Ordinary Shares, a special resolution passed at a class meeting of the holders of such shares is required. The provisions in relation to general meetings apply to such meetings except the quorum shall be two persons holding or representing by proxy at least one third in nominal amount of the issued shares of that class. In addition, in order to amend any provisions of the Articles of Association in relation to rights attaching to shares, including Class A Ordinary Shares, a special resolution of the shareholders as a whole is required.

     We must hold a general meeting each year. Not more than 15 months can elapse between annual general meetings. The annual general meetings are held at such time and place as the directors determine and all other general meetings are called extraordinary general meetings. Every general meeting shall be held in Ireland unless all of the members entitled to attend and vote at it consent in writing to it being held elsewhere or a resolution providing that it be held elsewhere was passed at the preceding annual general meeting. The directors may at any time call an extraordinary general meeting and such meetings may also be convened on such requisition, or in default may be convened by such requisitions, as is provided by the Companies Acts, 1963 to 2003 of Ireland. In the case of an annual general meeting or a meeting at which a special resolution is proposed, 21 clear days notice of the meeting is required and in any other case it is 7 clear days notice. Notice must be given in writing to all members and to the auditors and must state the details specified in the Articles of Association. A general meeting (other than one at which a special resolution is to be proposed) may be called on shorter notice subject to the agreement of the auditors and all members entitled to attend and vote at it. In certain circumstances provided in the Companies Acts, 1963 to 2003 of Ireland, extended notice is required. These include removal of a director. No business may be transacted at a general meeting unless a quorum is present. Five members present in person or by proxy (not being less than five individuals) representing not less than 40% of the ordinary shares shall be a quorum. Trinity Biotech is not obliged to serve notices upon members who have addresses outside of Ireland and the USA but otherwise there are no limitations in the Articles of Association or under Irish law restricting the rights of non-resident or foreign shareholders to hold or exercise voting rights on the shares in Trinity Biotech.

     However, the Financial Transfers Act, 1992 and regulations made thereunder prevent transfers of capital or payments between Ireland and certain countries. These restrictions on financial transfers are more comprehensively described in "Exchange Controls" below. In addition, Irish competition law may restrict the acquisition by a party of shares in Trinity Biotech but this does not apply on the basis of nationality or residence.

     The Memorandum and Articles of Association do not contain any provisions:

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•	which would have an effect of delaying, deferring or preventing a change in control of Trinity Biotech and which would operate only with respect to a merger, acquisition or corporate restructuring involving Trinity Biotech (or any of its subsidiaries); or

•	governing the ownership threshold above which a shareholder ownership must be disclosed; or

•	imposing conditions governing changes in the capital which are more stringent than is required by Irish law.

     Trinity Biotech incorporates by reference all other information concerning its Memorandum and Articles of Association from the Registration Statement on Form F-1 on June 12, 1992.

     Pursuant to Irish law, Trinity Biotech must maintain a register of its shareholders. This register is open to inspection by shareholders free of charge and to any member of the public on payment of a small fee. The books containing the minutes of proceedings of any general meeting of Trinity Biotech are required to be kept at the registered office of Trinity Biotech and are open to the inspection of any member without charge. Minutes of meetings of the Board of Directors are not open to scrutiny by shareholders. Trinity Biotech is obliged to keep Proper Books of Account. The shareholders have no statutory right to inspect the books of account. The only financial records, which are open to the shareholders, are the financial statements, which are sent to shareholders with the annual report. Irish law also obliges Trinity Biotech to file information relating to certain events within Trinity Biotech (new share capital issues, changes to share rights, changes to the Board of Directors). This information is filed with the Companies Registration Office (the "CRO") in Dublin and is open to public inspection. The Articles of Association of Trinity Biotech permit ordinary shareholders to approve corporate matters in writing provided that a written consent is signed by all the members for the time being entitled to vote and attend at general meeting. Ordinary shareholders are entitled to call a meeting by way of a requisition. The requisition must be signed by ordinary shareholders holding not less than one-tenth of the paid up capital of Trinity Biotech carrying the right of voting at general meetings of Trinity Biotech. Trinity Biotech is generally permitted, subject to company law, to issue shares with preferential rights, including preferential rights as to voting, dividends or rights to a return of capital on a winding up of Trinity Biotech. Any shareholder who complains that the affairs of Trinity Biotech are being conducted or that the powers of the directors of Trinity Biotech are being exercised in a manner oppressive to him or any of the shareholders (including himself), or in disregard of his or their interests as shareholders, may apply to the Irish courts for relief. Shareholders have no right to maintain proceedings in respect of wrongs done to Trinity Biotech.

     Ordinarily, our directors owe their duties only to Trinity Biotech and not its shareholders. The duties of directors are twofold, fiduciary duties and duties of care and skill. Fiduciary duties are owed by the directors individually and owed to Trinity Biotech. Those duties include duties to act in good faith towards Trinity Biotech in any

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transaction, not to make use of any money or other property of Trinity Biotech, not to gain directly or indirectly any improper advantage for himself at the expense of Trinity Biotech, to act bona fide in the interests of Trinity Biotech and exercise powers for the proper purpose. A director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. When directors, as agents in transactions, make contracts on behalf of Trinity Biotech, they generally incur no personal liability under these contracts. It is Trinity Biotech, as principal, which will be liable under them, as long as the directors have acted within Trinity Biotech's objects and within their own authority. A director who commits a breach of his fiduciary duties shall be liable to Trinity Biotech for any profit made by him or for any damage suffered by Trinity Biotech as a result of the breach. In addition to the above, a breach by a director of his duties may lead to a sanction from a Court including damages of compensation, summary dismissal of the director, a requirement to account to Trinity Biotech for profit made and restriction of the director from acting as a director in the future.

Description of Equity Warrants

     Trinity Biotech may issue warrants to purchase ADRs, or “equity warrants.” Equity warrants may be issued independently or together with any securities and may be attached to or separate from those securities. We will issue equity warrants under warrant agreements to be entered into either between us and the warrant holders directly or between us and a bank or trust company, as warrant agent.

     A prospectus supplement will describe the terms of equity warrants offered thereby, the warrant agreement relating to the equity warrants and the equity warrant certificates representing the equity warrants, including the following:

•	the title of the equity warrants;

•	the price or prices at which the equity warrants will be issued;

•	if applicable, the number of equity warrants issued with Trinity Biotech ADRs;

•	any date on and after which the equity warrants and such ADRs will be separately transferable;

•	the date on which the right to exercise the equity warrants will commence, and the date on which those rights will expire;

•	the maximum or minimum number of equity warrants which may be exercised at any time;

•	information with respect to any book-entry procedures for the registration and transfer of equity warrants;

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•	a discussion of any material federal income tax considerations applicable to holding, transferring or exercising equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exercise of the equity warrants.

     Unless we specify otherwise in a prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of Trinity Biotech shareholders, or to exercise any rights whatsoever as Trinity Biotech shareholders.

     As described in a prospectus supplement, the exercise price payable and the number of ADRs purchasable upon the exercise of each equity warrant will be adjusted in certain events, including the issuance of a stock dividend to holders of common stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock. Instead of adjusting the number of ADRs purchasable upon exercise of each equity warrant, Trinity Biotech may elect to adjust the number of equity warrants. Unless otherwise provided in a prospectus supplement, no adjustments in the number of ADRs purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Trinity Biotech may, at its option, reduce the exercise price at any time. No fractional ADRs will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional ADRs otherwise issuable. Unless we specify otherwise in a prospectus supplement, in case of any consolidation, merger, or sale or conveyance of Trinity Biotech’s property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of ADRs into which the equity warrant was exercisable immediately prior to the particular triggering event.

     Each equity warrant will entitle the holder to purchase the principal amount or number of securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     We will describe the procedures for exercising warrants in a prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Trinity Biotech will, as soon as practicable, forward the securities purchasable upon that exercise. If less than all of the warrants represented by a particular warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

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Summary of Risks

     Before you invest in our securities, you should be aware that there are various risks, which are described below. You should consider carefully these risks together with all of the other information included in this prospectus before you decide to purchase our securities.

Trinity Biotech’s operating results may be subject to fluctuations.

•	Trinity Biotech’s operating results may fluctuate as a result of many factors related to our business, including the competitive conditions in the industry, loss of significant customers, delays in the development of new products and currency fluctuations, as described in more detail below, and general factors such as size and timing of orders and general economic conditions.

Trinity Biotech’s revenues are dependent to a high degree on its relationship with Wampole Laboratories, a former affiliate of Carter Wallace, Inc.

•	During the financial years ended December 31, 2004, December 31, 2003 and December 31, 2002, approximately 7%, 12% and 20% respectively of Trinity Biotech’s revenues were derived from a distribution agreement by and among our subsidiary, Trinity Biotech (USA) Corp. (trading name of Clark Laboratories, Inc.) and Carter-Wallace, Inc. and its affiliate Wampole Laboratories. In 2001, Wampole was acquired by Medpointe, Inc. and was subsequently acquired by Inverness Medical Innovations, Inc. in 2002. In 2002, Trinity Biotech negotiated an amendment to the distribution agreement whereby the exclusivity of Inverness Medical’s right to sell our products in the U.S. would be removed in stages throughout 2004. During 2003, we experienced declining sales revenues under the distribution agreement which we believe was due to Inverness Medical attempting to convert customers from the Trinity Biotech product to an alternative product. Accordingly, in December 2003, we filed legal action against Inverness and Wampole for declaratory judgment and breach of contract. In January 2004, Inverness and Wampole countersued and sought a preliminary injunction to prevent Trinity Biotech from selling direct in the U.S. any of its products which are competitive with products sold by Inverness Medical and sourced by other suppliers. The Superior Court of Middlesex County, Massachusetts, denied the motion for preliminary injunction on January 28, 2004. In April 2004, Trinity Biotech amended its complaint to add additional claims alleging breaches of the distribution agreement by Inverness Medical. In May of 2004, Inverness Medical amended their counterclaims to add claims alleging, among other things, that Trinity Biotech was selling certain products without a license. Following the expiration of Inverness Medical’s exclusive distribution rights under the distribution agreement on October 1, 2004, Trinity Biotech moved to amend its complaint to eliminate the

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declaratory judgment claims and add additional claims for breach of the distribution agreement and tortuous interference with advantageous business relations that had arisen after December 2003. Inverness Medical filed a cross-motion to amend their complaint. There has been no ruling by the court on either party’s motion. The case is currently in the discovery phase. For further information relating to this matter, please refer to Item 8 “Legal Proceedings” in our Annual Report on Form 20-F. We have decided to sell our products directly in the U.S. and have increased our direct sales force. Any inability to recapture lost sales from Inverness Medical may have a material adverse effect on our business.

A need for capital might arise in the future if Trinity Biotech’s capital requirements increase or revenues decrease.

•	Up to now Trinity Biotech has funded its operations through the sale of its ADRs and securities convertible into ADRs, revenues from operations and bank borrowings. Trinity Biotech expects that the proceeds of recent equity financings, bank borrowings, current working capital and sales revenues will fund its existing operations and payment obligations for the future. However, if our capital requirements are greater than expected, or if our revenues are not sufficient to fund our operations, we may need to find additional financing which may not be available on attractive terms or at all. Any future financing could have an adverse effect on our current shareholders or the price of our ADRs in general.

The diagnostics industry is highly competitive, and Trinity Biotech’s research and development could be rendered obsolete by technological advances of competitors.

•	The diagnostics industry is extremely competitive. Trinity Biotech is competing directly with companies which have greater capital resources and larger marketing and business organizations than Trinity Biotech. Trinity Biotech’s ability to grow revenue and earnings may be adversely impacted by competitive product and pricing pressures and by its inability to gain or retain market share as a result of the action of competitors. We have significantly invested in research and development ("R&D") but there can be no guarantees that our R&D programmes will not be rendered technologically obsolete or financially non-viable by the technological advances of our competitors, which would also adversely affect our existing product lines and inventory. The main competitors of Trinity Biotech (and their principal products with which Trinity Biotech competes) are Dade Behring (Sysmex® CA, D-Dimer plus, Enzygnost®), bioMerieux (MDA®, VIDAS™), Zeus Scientific Inc. (Zeus EIA, IFA), Diasorin Inc. (ETI™), Abbott Diagnostics (AxSYM™, IMx™), Diagnostic Products Corp. – DPC (Immulite™), Bio-Rad (ELISA & WB), Roche Diagnostics (COBAS AMPLICOR™, Ampliscreen™, Accutrend™) and OraSure Technologies, Inc. (OraQuick®).

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Trinity Biotech is highly dependent on suitable distributors worldwide.

•	Revenue and earnings stability and growth are directly dependent on the effectiveness of advertising, marketing and promotional programmes. Trinity Biotech currently distributes its product portfolio through distributors in over 80 countries worldwide. Our continuing economic success and financial security is dependent on our ability to secure effective channels of distribution on favourable trading terms with suitable distributors.

Trinity Biotech’s business could be adversely affected by changing market conditions resulting in the reduction of the number of institutional customers.

•	The healthcare industry is in transition with a number of changes that affect the market for diagnostic test products. Changes in the healthcare industry delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for diagnostic test products. There can be no assurance that we will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.

Trinity Biotech’s acquisition strategy may be less successful than expected, and therefore, growth may be limited.

•	Trinity Biotech has historically grown organically and through the acquisition of, and investment in, other companies, product lines and technologies. There can be no guarantees that recent or future acquisitions can be successfully assimilated or that projected growth in revenues or synergies in operating costs can be achieved. Our ability to integrate future acquisitions may also be adversely affected by inexperience in dealing with new technologies, and changes in regulatory or competitive environments. Additionally, even during a successful integration, the investment of management’s time and resources in the new enterprise may be detrimental to the consolidation and growth of our existing business.

Trinity Biotech’s long-term success depends on its ability to develop new products subject to stringent regulatory control. Even if new products are successfully developed, Trinity Biotech’s patents have a limited life time and are thereafter subject to competition with generic products. Also, competitors might claim an exclusive patent for products Trinity Biotech plans to develop.

•	We are committed to significant expenditure on research and development. However, there is no certainty that this investment in research and development will yield technically feasible or commercially viable products. Our organic growth and long-term success is dependent

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on our ability to develop and market new products but this work is subject to very stringent regulatory control and very significant costs in research, development and marketing. Failure to introduce new products could significantly slow our growth and adversely affect our market share.

•	Even when products are successfully developed and marketed, Trinity Biotech’s ownership of the technology behind these products has a finite life. In general, generic competition, which can arise after the expiration of a patent, can have a detrimental effect on a product’s revenue, profitability and market share. There can be no guarantee that the net income and financial position of Trinity Biotech will not be adversely affected by competition from generic products. Conversely, on occasion, certain companies have claimed exclusive patent, copyright and other intellectual property rights to technologies in the diagnostics industry. If these technologies relate to Trinity Biotech’s planned products, Trinity Biotech would be obliged to seek licenses to use this technology and, in the event of being unable to obtain such licenses or it being obtainable on grounds that would be materially disadvantageous to Trinity Biotech, we would be precluded from marketing such products, which could adversely impact our revenues, sales and financial position.

Trinity Biotech’s patent applications could be rejected or the existing patents could be challenged; our technologies could be subject to patent infringement claims; and trade secrets and confidential know-how could be obtained by competitors.

     The following table sets forth the US patents Trinity Biotech currently owns. The table provides the relevant patent number, a brief description and the remaining life time for each patent:

Patent Number	Description	Patent life remaining from April 30, 2005
5,006,474	Bi-Directional Lateral Chromatography Test Device	3 years
5,114,845	Improved Assays for Plasminogen Activator Inhibitor and Soluble Fibrin	2 years 3 months
5,175,087	Method of Performing Tissue Plasminogen Activator Assay	2 years 3 months
5,985,582	Thrombin-Based Assay for Antithrombin – III	12 years 8 months

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6,194,394	Coagulation controls for Prothrombin Time (PT) and Activated Partial Thromboplastin Time (APTT) Assays	13 years 3 months
6,528,273	Methods for quality control of Prothrombin Time (PT) and Activated Partial Thromboplastin Time (APTT) Assays Using Coagulation Controls	13 years 7 months
6,391,609	Thromboplastin Reagents and Methods for Preparing and Using Such Reagents	14 years 6 months
6,653,066	Device and method for detecting polyvalent substances	18 years and 7 months

     In addition to these US patents, Trinity Biotech owns a total of 24 non-US patents.

•	We can provide no assurance that the patents Trinity Biotech may apply for will be obtained or that existing patents will not be challenged. The patents owned by Trinity Biotech and its subsidiaries may be challenged by third parties through litigation and could adversely affect the value of our patents. We can provide no assurance that our patents will continue to be commercially valuable.

•	Also, our technologies could be subject to claims of infringement of patents or proprietary technology owned by others. The cost of enforcing our patent and technology rights against infringers or defending our patents and technologies against infringement charges by others may be high and could adversely affect our business.

•	Trade secrets and confidential know-how are important to our scientific and commercial success. Although we seek to protect our proprietary information through confidentiality agreements and other contracts, we can provide no assurance that others will not independently develop the same or similar information or gain access to our proprietary information.

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Trinity Biotech’s business is heavily regulated, and compliance with applicable regulations could reduce revenues and profitability.

•	Our manufacturing and marketing diagnostic test kits are subject to government regulation in the United States of America by the Food and Drug Administration ("FDA"), and by comparable regulatory authorities in other jurisdictions. The approval process for our products, while variable across countries, is generally lengthy, time consuming, detailed and expensive. Our continued success is dependent on our ability to develop and market new products, some of which are currently awaiting approval from these regulatory authorities. There is no certainty that such approval will be granted or, even once granted, will not be revoked during the continuing review and monitoring process.

We are required to comply with extensive post market regulatory requirements. Non-compliance with applicable regulatory requirements of the FDA or comparable foreign regulatory bodies can result in enforcement action which may include recalling products, ceasing product marketing, paying significant fines and penalties, and similar actions that could limit product sales, delay product shipment, and adversely affect profitability.

Trinity Biotech’s success is dependent on certain key management personnel and qualified staff.

•	Trinity Biotech’s success is dependent on certain key management personnel. Our key employees are Ronan O’Caoimh, our CEO and Chairman, Brendan Farrell, our President, Dr. Jim Walsh, our COO, and Rory Nealon, our CFO and Secretary, with all of which we have entered into employment contracts. We carry a life insurance policy for Mr. O’Caoimh in the amount of €533,000. Competition for qualified employees among biotechnology companies is intense, and the loss of such personnel or the inability to attract and retain the additional highly skilled employees required for the expansion of our activities, could adversely affect its business. In the US, Germany and Sweden we were able to attract and retain qualified staff. In Ireland, we have experienced some difficulties in attracting and retaining staff due to competition from other employers in our industry and due to the strength of the Irish economy.

Trinity Biotech is dependent on its suppliers for the primary raw materials required for its test kits.

•

The primary raw materials required for Trinity Biotech's test kits consist of antibodies, antigens or other reagents, glass fibre and packaging materials which are acquired from third parties. Although Trinity Biotech does not expect to be dependent upon any one source for these raw materials and although we have recently acquired a significant source for

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antibodies and antigens, other sources of antibodies with the specificity and sensitivity desired by Trinity Biotech may not be available. Such unavailability could affect the quality of our products and our ability to meet orders for specific products.

Trinity Biotech may be subject to liability resulting from its products or services.

•	Trinity Biotech may be subject to claims for personal injuries or other damages resulting from its products or services. Trinity Biotech has product liability insurance in place for its US manufacturing subsidiaries up to a maximum of $4,000,000 for any one accident, limited to a maximum of $4,000,000 in any one year period of insurance. A separate policy is in place for non-US subsidiaries, which are also covered up to a maximum of €4,000,000 (approximately $5,456,000) for any one accident, limited to a maximum of €4,000,000 (approximately $5,456,000) in any one year period of insurance. A deductible of $25,000 is applicable to each insurance event. There can be no assurance that our product liability insurance is sufficient to protect us against liability that could have a material adverse effect on our business.

Currency fluctuations may adversely affect our earnings and assets.

•	Trinity Biotech records its transactions in Euro, U.S. dollars and Swedish Kroner and prepares its financial statements in U.S. dollars. A substantial portion of our expenses is denominated in Euro. However, Trinity Biotech’s revenues are primarily denominated in U.S. dollars. As a result, we are affected by fluctuations in currency exchange rates, especially the exchange rate between the U.S. dollar and the Euro. Fluctuations between these and other exchange rates may adversely affect our earnings and assets. The percentage of 2004 consolidated revenue denominated in US$ was approximately 67%. Of the remaining 33% revenue, the breakdown was as follows: Euro (27%), Sterling (5%), and Swedish Kroner and Yen (1%). Thus, a 10% decrease in the value of each of the Euro, Sterling, Swedish Kroner and Yen would have approximately a 3% adverse impact on consolidated revenues. As part of the process of mitigating foreign exchange risk, the principal exchange risk identified by Trinity Biotech was with respect to fluctuations in the Euro. This is attributable to the level of Euro denominated expenses exceeding the level of Euro denominated revenues thus creating a Euro deficit. As part of a managed hedging policy, Trinity Biotech has identified the extent of this Euro mismatch and implemented a forward currency hedging policy which aims to cover a portion of this mismatch through the use of forward contracts. Trinity Biotech entered into a series of forward contracts to sell US$ forward for Euro. These contracts remain in place until late 2005. Trinity Biotech continues to monitor its exposure to foreign currency movements. In the medium term, our objective is to increase the level of non-US$

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denominated revenue, thus creating a natural hedge of the non-US$ expenditure.

Penny Stock Regulations impose sales practice limitations on broker-dealers who sell our ADRs.

•	SEC regulations concerning "penny stock" apply to Trinity Biotech’s ADRs. These regulations impose sales practice requirements on broker-dealers who sell our shares to persons other than established customers and "accredited investors" as defined in SEC regulations. For transactions covered by the regulations, broker-dealers must make a suitability determination and receive a written agreement from the purchaser prior to the sale. These regulations may affect the ability of broker-dealers to sell our ADRs in the secondary market and thus adversely affect our share price.

The conversion of our outstanding convertible notes and warrants would dilute the ownership interest of existing shareholders.

•	The Convertible Notes issued in July 2003 and March 2004, described in the Financial Statements contained in our Annual Report on Form 20-F, Item 18, Note 9 (e), and the warrants described in Item 18, Note 10, are convertible into ADRs representing our Class “A” Ordinary Shares. Conversion of the remainder of the notes and exercise of the warrants will likely occur only when the conversion price is below the trading price of our ADRs and will dilute the ownership interests of existing shareholders. For instance, should the holders of the Convertible Notes issued in July 2003 decide to convert the balance of the US$20,000,000 total principal amount of US$11,896,000 and the holders of the Convertible Notes issued in March 2004 decide to convert the balance of the US$5,000,000 total principal amount of US$4,500,000 into ADRs at conversion prices of US$3.55 and US$4, respectively, and should the 1,317,324 warrants be exercised, Trinity Biotech would have to issue 5,793,239 additional ADRs. On the basis of 55,588,050 outstanding shares at February 28, 2005, this would effectively dilute the ownership interest of the existing shareholders by approximately 9.4%. Management also has the option of repaying the Convertible Notes in ordinary shares. Any such repayment would effectively dilute the ownership interest of the existing shareholders. In addition, any sales in the public market of the ADRs issuable upon conversion of the Convertible Notes could adversely affect prevailing market prices of our ADRs.

It could be difficult for US holders of ADRs to enforce any securities laws claims against Trinity Biotech, its officers or directors in Irish Courts.

•	At present, no treaty exists between the United States and Ireland for the reciprocal enforcement of foreign judgments. The laws of Ireland do

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however, as a general rule, provide that the judgments of the courts of the United States have in Ireland the same validity as if rendered by Irish Courts. Certain important requirements must be satisfied before the Irish Court will recognize the United States judgment. The originating court must have been a court of competent jurisdiction, the judgment may not be recognized if it is based on public policy, was obtained by fraud or its recognition would be contrary to Irish public policy. Any judgment obtained in contravention of the rules of natural justice will not be enforced in Ireland.

Trinity Biotech is exposed to potential risks and increased costs from the requirements of Section 404 of the Sarbanes Oxley Act of 2002 to evaluate internal controls over financial reporting.

•	Section 404 of the Sarbanes Oxley Act of 2002 requires that Trinity Biotech evaluates and reports on the internal controls over financial reporting and have an auditor attest to such evaluation. We have prepared an internal plan for compliance and are in the process of documenting and testing the system of internal controls to provide the basis for this report for the year ended December 31, 2006. Due to ongoing evaluation and testing of our internal controls and the uncertainties of the interpretation of these new requirements, we cannot assure that there may not be significant deficiencies or material weaknesses (in addition to the material weaknesses disclosed in Item 15 of our Annual Report on Form 20-F) that would be required to be reported. In the event that significant deficiencies or additional material weaknesses are reported, investor perceptions may be adversely affected and could cause a decline in the market price of our stock.

•	We are spending increased costs and an increased amount of management time and external resources in order to comply with the above legislation by the end of 2006. The process of documenting and testing the internal control systems and procedures and considering improvements has required us to hire additional personnel and outside advisory services, resulting in additional accounting and consultancy expenses.

Market Price Data

The Nasdaq SmallCap Market

     Our ADRs are traded on the Nasdaq SmallCap Market.

Quarterly Stock Information

     The following table sets forth, for the periods indicated, the high and low sale prices for our ADRs, as reported by Nasdaq.

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	Per Ordinary Share (US$)

	High	Low

Fiscal Year Ended 2003:
First Quarter	2.44	1.25
Second Quarter	3.50	2.09
Third Quarter	4.01	2.26
Fourth Quarter	6.72	2.61
Fiscal Year Ended 2004:
First Quarter	5.99	3.52
Second Quarter	3.81	2.70
Third Quarter	3.42	2.36
Fourth Quarter	3.18	2.60

Monthly Stock Information

The following table sets forth, for each of the most recent last six months, the high and low sale prices for our ADRs, as reported by Nasdaq.

	Per Ordinary Share (US$)

Month	High	Low

November 2004	3.15	2.66
December 2004	2.99	2.61
January 2005	3.02	2.65
February 2005	2.83	2.50
March 2005	2.82	2.40
April	2.53	1.82

Notice Regarding Forward-Looking Statements

     This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting Trinity Biotech to avail itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 for all such forward looking statements. Examples of forward-looking statements include: (1) projections of capital expenditures, revenues, growth, prospects, financial resources and other financial matters; (2) statements of our plans or objectives; and (3) statements using the words "anticipate," "believe," "estimate," "expect," "may," "intend," "plan," "project," "understand" and other verbs suggesting uncertainty.

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Our ability to predict results of Trinity Biotech's operations or the effects of certain events on Trinity Biotech's operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Summary of Risks" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such risks and many other factors beyond the control of Trinity Biotech's management could cause the actual results, performance or achievements of Trinity Biotech to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Use of Proceeds

     Unless we identify other uses of proceeds in a prospectus supplement, we intend to use the net proceeds form the sale of the securities for our general corporate purposes, which may include repayment of debt, capital expenditures, acquisitions, and working capital. Pending uses, the net proceeds may also be temporarily invested in short-term securities.

     Depending on market conditions and our financial needs, we may, from time to time, undertake additional financings. We cannot at this time estimate the amount and timing of such financings, if any.

Plan of Distribution

     We may sell the offered securities:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

     Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

     We directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions, commissions or warrants. Any underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts, concessions, commissions or warrants received by them from us and

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any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

     We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

     If so indicated in the prospectus supplement relating to an issue of offered securities, we will authorize underwriters, dealers or agents or solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Expenses Associated with the Registration

     The expenses relating to the registration of the securities registered pursuant to the registration statement of which this prospectus is a part are estimated to be approximately US$35,000, which include the following categories of expenses:

SEC registration fee	US$8,827.50
Printing and photocopying	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous expenses	1,172.50

Total Expenses	US$35,000

Legal Matters

     The validity of any offered securities will be passed upon for Trinity Biotech by O'Donnell Sweeney, Dublin, Ireland, our Irish counsel. Carter Ledyard & Milburn LLP has acted as our U.S. securities counsel. Certain legal matters with respect to offered securities will be passed upon for the underwriters, dealers or agents, if any, by their counsel.

Experts

     Ernst & Young, Independent Registered Public Accounting Firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 20-F for the year ended December 31, 2004, as set forth in their report, which is incorporated by referencein this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young’s report, given on their authority as experts in accounting and auditing.

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10,700,000 Class A Ordinary Shares

Class A Ordinary Shares Represented by American Depositary Shares

TRINITY BIOTECH PLC

_______________________________

Prospectus Supplement
_______________________________

Roth Capital Partners
J&E Davy

April 5, 2006